Investors: Betsy Brod
MBS Value Partners
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MILLENNIUM CELL REPORTS THIRD QUARTER RESULTS

Eatontown, NJ—October 30, 2006 —Millennium Cell Inc. (NASDAQ: MCEL), a leading developer of hydrogen battery technology, today reported a net loss for the quarter ended September 30, 2006 of $2.1 million, or $0.04 per share, as compared to a net loss of $3.4 million, or $0.08 per share in the same period of 2005. Cash used in operating activities for the nine months ended September 30, 2006 was $5.5 million as compared to $6.6 million in the prior year, a decrease of $1.1 million. The decrease was mainly due to increased cost reimbursements under the Company’s government funded programs and lower professional fees in 2006 as compared to 2005.

“Millennium Cell is focused on the commercialization of its hydrogen battery technology with its fuel cell licensees and partners in four key portable power markets; military, industrial, medical and consumer electronics. We have achieved considerable traction in the military market to date and we are now working on opportunities for industrial market introduction of our technology as early as next year. I will now share our most recent progress in both of these key early adopting markets,” commented H. David Ramm, Chief Executive Officer.

“In early July, the company was awarded a $730,000 Phase ll Small Business Innovation Research Program contract from the U.S. Army to develop a fully modular 500 watt power system that can use available field water. We are working with Relion, a leading PEM fuel cell manufacturer, to develop this system which will be able to support a number of military uses as well as potential commercial applications.

“We entered into a strategic licensing agreement with Jadoo Power in February of this year and have made some important advances in a very short time frame. Millennium Cell is working with Jadoo Power in a program funded by the U.S. Military’s Special Operations Command (SOCOM) to move soldier power from legacy battery solutions to advanced fuel cell technologies. We are developing a fuel canister to be delivered in 2007 that is designed to work with Jadoo’s IFS24. The fuel canister will be disposable and will also be lighter and cheaper than the canister originally provided by Jadoo to SOCOM with the IFS24.

“In addition, we have already jointly developed and demonstrated a prototype chemical hydride based fuel canister that utilizes Jadoo’s N-Stor interface which is completely compatible with all Jadoo products including the XRT fuel cell system. Currently, the XRT which has over 2200 W-hr of energy uses six metal hydride canisters for fuel storage which weigh approximately 30 pounds. Our solution delivers the same runtime while cutting the fuel canister weight in half,” continued Mr. Ramm.

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“During the third quarter, we also demonstrated a fuel cell powered wireless camera system with infrared sensing and audio capability that was jointly developed with our partner, Gecko Energy Technologies. This prototype, which was shown at two homeland defense and sensor conferences was the first integration of our Hydrogen on Demand ® system with Gecko’s PowerSkin™ fuel cell into a hydrogen battery. Our integrated system demonstrated the potential for fuel cells in low power, long run-time devices essential in homeland security and defense applications.

“In addition to achieving important milestones in our partnerships, we also made significant progress in securing important contracts and funding opportunities for the company during the quarter,” continued Mr. Ramm. “First, we were awarded a Phase I Small Business Innovation Research Program contract from the U.S. Navy. This contract is to develop a high energy density hydrogen storage system that will have greater energy storage capability than previously demonstrated with a solid fuel composition that has infinite shelf life.

“Next, in early October we announced that the company’s programs will be allocated $2.5 million of funding in the 2007 Defense Appropriations Bill for the U.S. Air Force soldier power program. This is our second consecutive year of congressional funding for the soldier power program and demonstrates continued interest on behalf of the Air Force in the deployment of new soldier power systems like the Protonex P2 to lighten the load on the soldiers in the field.

“Finally, in mid-October, we received a delivery order from the Air Force Research Laboratory which provides for up to $4 million over a five year period to develop and purchase sodium borohydride based fuel cartridges. The initial $0.5 million phase of work is to support development of a new higher energy density fuel cartridge which addresses future power source specifications required by the military. Later phases of work under this delivery order will be designed to integrate and evaluate advanced fuel cell cartridges with the Protonex P2 soldier power system,” stated Mr. Ramm.

“As for commercial developments, last week we agreed to manufacture fuel cartridges for deployment with first responders in South Carolina as part of the state’s Fuel Cell Grand Challenge effort. The canisters will provide the hydrogen fuel to Jadoo’s line of N-Gen Fuel Cell Power Units and XRT Extended Runtime Accessories. We expect to supply up to 250 Hydrogen on Demand® fuel canisters for this program in mid-2007. This first production run provides an opportunity to implement the manufacturing knowledge gained under our 15 month program with the National Center for Manufacturing Sciences, which includes The Dow Chemical Company, EWI and NextEnergy as collaborators. This is valuable experience as we prepare for Jadoo’s commercial launch of this product later in 2007,” concluded Mr. Ramm.

The company will host a conference call on Monday, October 30, 2006 at 10:00 a.m., ET to discuss its third quarter results. Interested parties may listen to the live teleconference by dialing 1-800-435-1398 and entering passcode 50908157. A telephonic replay of the conference call will also be available through November 6, 2006, by calling 1-888-286-8010 and entering passcode 82748679.

To listen to a live broadcast of the call over the Internet or to review the archived call, please visit: www.millenniumcell.com under the "Investor Relations" section.

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About Millennium Cell
Millennium Cell develops hydrogen battery technology through a patented chemical process that safely stores and delivers hydrogen energy to power portable devices. The borohydride-based technology can be scaled to fit any application requiring high energy density for a long run time in a compact space. The Company is working with market partners to meet demand for its patented process in four areas: military, medical, industrial and consumer electronics. For more information, visit http://millenniumcell.com.

Cautionary Note Regarding Forward-looking Statements:

This press release may include statements that are not historical facts and are considered ``forward-looking" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Millennium Cell's current views about future events and financial performance and are subject to risks. Forward-looking statements are identified by their use of terms and phrases such as "believe," "expect," "plan," "anticipate," "on target" and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from Millennium Cell's expectations, and Millennium Cell expressly does not undertake any duty to update forward-looking statements. These factors include, but are not limited to, the following: (i) the cost and timing of development and market acceptance of Millennium Cell's hydrogen fuel storage and delivery system; (ii) the cost and commercial availability of the quantities of raw materials required by the hydrogen fuel storage and delivery systems; (iii) competition from current, improving and alternative power technologies; (iv) Millennium Cell's ability to raise capital at the times, in the amounts and at the costs and terms that are acceptable to fund the development and commercialization of its hydrogen fuel storage and delivery system and its business plan; (v) Millennium Cell's ability to protect its intellectual property; (vi) Millennium Cell's ability to achieve budgeted revenue and expense amounts; (vii) Millennium Cell's ability to generate revenues from the sale or license of, or provision of services related to, its technology; (viii) Millennium Cell's ability to form strategic alliances or partnerships to help promote our technology and achieve market acceptance; (ix) Millennium Cell's ability to generate design, engineering or management services revenue opportunities in the hydrogen generation or fuel cell markets; (x) Millennium Cell's ability to secure government funding of its research and development and technology demonstration projects; and (xi) other factors discussed under the caption "Investment Considerations" in Millennium Cell's Annual Report on Form 10-K for the year ended December 31, 2005.

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Millennium Cell Inc.
(a development stage enterprise)
(dollars in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
Statement of Operations	Sept.,06	Sept.,05	Sept.,06	Sept.,05
Revenue	$0.0	$0.1	$0.1	$0.3
Cost of revenue	0.0	0.1	0.1	0.2
Gross margin	-	-	-	0.1

Product development and marketing	0.8	0.9	2.5	2.7
General and administrative	0.6	1.4	2.8	4.2
Non-cash charges (1)	0.4	0.1	3.0	3.1
Depreciation and amortization	0.1	0.1	0.2	0.2
Research and development	-	0.1	0.2	0.5
Total operating expenses	1.9	2.6	8.7	10.7

Loss from operations	(1.9)	(2.6)	(8.7)	(10.6)
Interest expense, net	0.2	0.8	0.7	1.5
Loss before income taxes	(2.1)	(3.4)	(9.5)	(12.1)
Benefit from income taxes	-	-	-	-
Net loss	$(2.1)	$(3.4)	$(9.5)	$(12.1)

Net loss per share	$(0.04)	$(0.08)	$(0.20)	$(0.29)
Weighted-average number of shares outstanding	48.7	44.4	48.0	42.4

(1) Non-cash charges includes $2.1 and $2.4 million for product development and marketing expenses related to the issuance of the Series A Preferred Stock to The Dow Chemical Company in 2006 and 2005, respectively.

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Millennium Cell Inc.
(a development stage enterprise)
(dollars in millions)

Condensed Balance Sheet	Sept., 06	Dec., 05
Unrestricted cash (1)	$6.1	$11.7
Restricted cash (2)	1.3	1.6
Invesment in unconsolidated subsidiary	1.2	-
Fixed assets, net	0.3	0.5
Patents and licenses, net	0.6	0.7
Other assets	1.6	0.5
Total assets	$11.1	$15.0

Accounts payable and accrued expenses	$1.1	$1.4
Unsecured debentures	0.9	2.4
Preferred Stock - Series C, net of discount	4.8	5.0
Other liabilities	1.1	0.3
Stockholders' equity	3.2	5.9
Total liabilities and stockholders' equity	$11.1	$15.0

(1) Decrease in cash from $11.7 (Dec.,05) to $6.1 (Sept.,06) was $5.6 million: ($5.5) consumed in operations
+ (0.5) in working capital + ($0.9) in investing activities + $1.3 in financing activities

(2) Cash restricted is collateral for Series C Preferred Stock ($0.7) and facility lease ($0.6).

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